Exhibit 10.6

Execution Version

RESEARCH AND OPTION AGREEMENT

This Research and Option Agreement (the “Agreement”) is made in Jerusalem this 25th day of October 2023 (the “Effective Date”), by and between:

YISSUM RESEARCH DEVELOPMENT COMPANY OF THE HEBREW UNIVERSITY OF JERUSALEM LTD., of Hi Tech Park, Edmond J. Safra Campus, Givat Ram, Jerusalem 91390, Israel (“Yissum”), of the first part; and

LIPOVATION LTD, Registration No: 516352408, of 10 Dover Shalom, Beit Shemesh, Israel (the “Company”), of the second part;

(each of Yissum and the Company, a “Party”, and collectively the “Parties”)

WHEREAS: pursuant to the regulations of the Hebrew University of Jerusalem (“HUJ”), the rights and title to all inventions, know-how and research results of scientists of HUJ vest solely with Yissum; and

WHEREAS: the Company wishes to fund, and Yissum has agreed to obtain the performance of, certain Research (as defined below) relating to the technologies and know-how described in Appendix A hereto and, if the Company determines that such Research is successful, to consider taking, subject to its sole discretion, an exclusive worldwide license to the Research Results (as defined below) in accordance with agreed upon commercial and other terms and conditions; and

WHEREAS: Yissum agrees to obtain the performance of the Research, all in accordance with the terms and conditions of this Agreement.

NOW THEREFORE THE PARTIES DO HEREBY AGREE AS FOLLOWS:

1.	Interpretation and Definitions

1.1. The preamble and appendices annexed to this Agreement constitute an integral part hereof and shall be read jointly with its terms and conditions.

1.2. In this Agreement, unless otherwise required or indicated by the context, the singular shall include the plural and vice-versa, the masculine gender shall include the female gender, and the use of the word “or” shall mean “and/or”.

1.3. The headings of the sections in this Agreement are for the sake of convenience only and shall not serve in the interpretation of the Agreement.

1.4. In this Agreement, capitalized terms shall have the meaning set forth herein:

1.4.1. “Research” shall mean the research to be conducted by the Researcher pursuant to the Research Program attached to this Agreement approved by the Company as Appendix B.

1.4.2. “Research Budget” shall mean the budget as agreed upon by the Parties set forth in Appendix B.

1.4.3. “Research Period” shall mean six (6) months from the Effective Date.

1.4.4. “Research Results” shall mean all results of the Research, including, but not limited to, methods, processes, techniques, data, information, discoveries, inventions, materials, devices, patent applications, patents or know-how arising therefrom.

1.4.5. “Researcher” shall mean Prof. Yechezkel Barenholtz or such other person(s) as determined and appointed from time to time by Yissum and agreed to by the Company to supervise and to perform the Research, if applicable.

1.4.6. “Territory” shall mean worldwide.

2.	The Research

2.1. The Company hereby undertakes to finance performance of the Research in accordance with the Research Program or any amendment thereof. Such financing, subject to any earlier termination of the Research pursuant to Section 2.2 below, shall be one hundred fifty thousand US Dollars [US $150,000 which includes HUJI overhead in effect at the Effective Date (the “Research Fee”) plus value added tax (VAT), if applicable, payable in accordance with the payment schedule mutually agreed upon by the Parties which will include among other things periodic payments tied to the achievement of pre-defined research milestones; all as set forth in Appendix B. For the avoidance of doubt, the Research Program will not begin until the Company has paid the first payment set forth in Appendix B. Because the allocation of expenses in the Research Budget is based on expected expense categories and an expected allocation of specific expenses within each category, such categories and the allocation of expenses among the various expense categories may be modified by the Researcher(s) where reasonably necessary or appropriate during the Research Period, it being agreed, however that the aggregate Research Fee shall not be increased without the written consent of the Company and shall not otherwise adversely affect the Company and the Company shall be provided with written notice of such reallocation. Payments may be made by check or by wire transfer to the following account:

Name of Bank: Hapoalim

Bank Key: 12

Bank’s Address: Harokmim 26, Holon, Israel

Branch: Holon Service Center - 436

Bank Account Number: 12-436-142-155001

Swift Code: POALILIT

IBAN: IL56-0124-3600-0000-0155-001 (for payment from Europe only)

The Company shall always use the payment information provided above. The Company shall not accept any changes in respect of the payment route or bank account details that are received via email, facsimile or by other means of communication, including, without limitation, any invoice or other written request for payment, unless such changes are set forth in an amendment to this Agreement on the letterhead of Yissum signed by its Chief Financial Officer or Controller. If the Company breaches this provision, it shall bear any financial loss or other consequences arising therefrom and shall indemnify Yissum for any such loss or damages that may be incurred by Yissum.

2.2. The Research shall be conducted by and under the supervision of the Researcher, together with HUJ staff chosen by the Researcher and approved by the designated officer of the Company, which approval shall not be unreasonably withheld or delayed. The Researcher shall provide the curricula vitae of the chosen HUJ staff to the Company PM (as defined below) and the Company will be generally introduced to the Research Staff, which shall at all times be reasonably acceptable to the Company. Should the Researcher be unable to complete the Research for any reason, Yissum shall notify the Company of the identity of a suitable replacement researcher, whose appointment shall be subject to the Company’s written consent. Notwithstanding the foregoing, if the Company does not object in writing to the replacement of a researcher on reasonable grounds within thirty (30) days of this notification, the substitute researcher shall be deemed acceptable to the Company. Alternatively, the Company shall have the right to terminate the Research being conducted by the Researcher who is no longer able to complete such Research, provided that the Company shall be responsible for the payment of any accrued fees and expenses due to Yissum based on work duly performed up to the date of termination and those irrevocable commitments that were part of the Research Budget and entered into by Yissum prior to having received the Company’s written notice of termination.

2.3 The Company shall be entitled, at its sole option and expense, to designate one person, after receiving the Researcher’s prior written approval as to such person, to serve as the Company’s project manager in connection with the Research (the “Company PM”). The Company’s PM’sduties shall include, together with the Researcher, the recruitment of persons who will work on the Research, the monitoring of the ongoing activities required by the Research Program, and any other duties that are approved by the Researcher. Yissum agrees that the Company PM shall have the right to have access to the Researcher’s laboratories during normal business hours and subject to prior coordination with the Researcher.

2.4. Within seven (7) days of the end of each of month, Yissum shall present the Company with a brief written report from the Researcher summarizing in reasonable detail the results and progress of the Research during the preceding month. Within fifteen (15) days of the end of each three (3) months of the Research, Yissum shall present the Company with a full written report from the Researcher detailing the results of the Research during the preceding three (3) month period. Within thirty (30) days of the end of the Research Period, Yissum shall present the Company with a written report from the Researcher summarizing the results of the Research during the Research Period (the “Final Scientific Report”).

3.	Option to License the Research Results; Ownership of the Research Results and Other Intellectual Property

3.1 Yissum hereby grants the Company an exclusive option (the “Option”) to receive an exclusive royalty-bearing license, in the Territory, to develop and commercialize Yissum’s interest in the Research Results (the “License”) upon the commercial terms and conditions set forth in Appendix C and on other terms and conditions to be negotiated in good faith by the Parties (the “Additional Terms and Conditions”), all to be set forth in a license agreement (the “License Agreement”).

3.2 The Company may exercise the Option at any time from the Effective Date up to and including ninety (90) days from the Company’s receipt of the Final Scientific Report (the “Option Exercise Period”) by notifying Yissum in writing (the “Option Exercise Notice”).

3.3 Upon the date of Yissum’s receipt of the Option Exercise Notice within the Option Exercise Period, Yissum and the Company shall negotiate the Additional Terms and Conditions during a period of up to one hundred and twenty (120) days of such receipt (the “Negotiation Period”).

3.4 All rights in the Research Results, including in any patent applications that may be filed in connection with the Research Results, shall be owned by Yissum unless an employee of the Company is properly considered an inventor (according to US law) of any patent application so filed, in which event such patent application shall be owned jointly by Yissum and the Company (the “Joint Patent”). All rights in any other intellectual property developed solely by the employees or representatives of one Party shall belong exclusively to such Party.

3.5 Notwithstanding the foregoing in Section 3.4, above, should the Company not exercise the Option within the Option Exercise Period, or the Parties fail to execute a License Agreement within the Negotiation Period despite good-faith negotiations, neither Yissum nor the Researcher shall have any further obligations towards the Company with respect to negotiating a License to the Research Results, whether solely owned by Yissum or jointly held with the Company. In such event, the Company agrees to take all reasonably necessary actions to assign its interest in any Joint Patent to Yissum without any compensation to be paid by Yissum to the Company. Thereafter, Yissum shall be entitled to commercialize or otherwise grant third parties any right or title in and to the Research Results according to Yissum’s sole discretion and without any further obligation to the Company.

3.7 From the Effective Date to the later of (a) the end of the Option Exercise Period; or (b) the execution of a License Agreement or (c) the expiration of the Negotiation Period, Yissum shall not, directly or indirectly, enter into any discussions or agreement with any third party, including any agreement to license, sell or purchase any rights or interests in or to the Research Results, nor shall it accept, consider, initiate or negotiate any offer from any other person or entity with respect to a collaboration, license, sale, purchase or other business transaction involving the Research Results.

4.	Responsibility for the Filing and Funding of Patent Applications Arising from the Research Results

4.1. If at any time during the term of this Agreement, a patentable invention arises from the Research, Yissum, in consultation with the Company, shall be responsible for filing an appropriate patent application, and the Company shall be responsible for funding the costs of the filing, prosecution and maintenance of such application (the “Research Results Patents”). The Company shall be entitled to be consulted regarding the identity of the patent attorney chosen to prepare and file the Research Results Patents.

4.2. In the event that the Company does not exercise the Option or, having exercised the Option, does not execute a License Agreement within the time frames specified herein, the Company shall have no further rights whatsoever in any Research Results Patents. In such case, Yissum shall assume the responsibility for all future costs of such Research Results Patents and shall be entitled to license such Research Results Patents to any third party it so chooses without any further obligation to the Company.

5.	Confidentiality

5.1 Each Party warrants and undertakes to the other that during the term of this Agreement and subsequent thereto, it shall maintain, and shall be liable for its officers, employees, representatives, or any other persons acting on its behalf (“Representatives”) maintaining, full and absolute confidentiality of all information, details and data which is in or comes to its knowledge or the knowledge of its Representatives, directly or indirectly relating to the Research or the business of the other Party. Each Party undertakes not to convey or disclose anything in connection with the foregoing to any entity without the prior written permission of the Party which disclosed such confidential information.

5.2. The obligation contained in this Section 5 shall not apply to information which:

(a) is in the public domain as of the date of this Agreement or hereafter comes into the public domain through no fault of a Party or its Representatives; or

(b) a Party can demonstrate through tangible evidence was in its possession before receipt from the disclosing Party or its Affiliates; or

(c) the Party can demonstrate through tangible evidence was developed independently by that Party without reference to or reliance upon the disclosing Party’s information; or

(d) was disclosed to the Party without restriction on disclosure by a third party who has the lawful right to disclose such information.

5.3. Notwithstanding the above, a Party may disclose details and information to its Representatives and affiliates as necessary for the performance of its obligations pursuant to this Agreement, provided that it procures that such parties execute a confidentiality agreement substantially similar in content to this Section 5 or are bound by confidentiality undertakings which are not less stringent than those specified above. In addition, the Company may disclose Yissum’s Confidential Information to potential investors or collaborators, who execute a confidentiality agreement substantially similar in content to this Section 5 or are bound by confidentiality undertakings which are not less stringent than those specified above.

5.4. Without prejudice to the foregoing, the Company shall not mention the name of HUJ, Yissum or the Researcher unless required by law or in connection with prosecuting or maintaining the Research Results Patents, in any manner or for any purpose in connection with this Agreement or any matter relating to the Research, without obtaining the prior written consent of Yissum. Notwithstanding the foregoing, the Company shall have the right to mention the name of HUJ, Yissum and the Researcher and disclose information regarding, including without limitation, the existence of this Agreement, the subject matter of this Agreement, any published Research Results Patents, the subject of any Research or any general, non-confidential information relating to the Option, without obtaining Yissum’s prior consent, in connection with any securities filings, any capital raising efforts and for public information purposes including press releases, industry conferences and media interviews.

5.5. Each Party shall be fully accountable and responsible for actions of any of its Representatives (including in the case of Yissum, the Researcher and any other employees of HUJ) which constitute a breach of this Section 5.

5.6. The provisions of this Section 5 shall be subject to permitted publications pursuant to Section 6, below.

6.	Publications

Yissum, subsequent to the Effective Date, shall ensure that no publications in writing in scientific journals, or orally at scientific conventions, relating to the Research are published by it or the Researcher without seeking the Company’s prior written consent. Prior to making any publication, Yissum shall provide a copy thereof for the Company’s review. The Company undertakes to reply to any such request for publication by Yissum within forty-five (45) days of its receipt of a request in connection with the publication of articles in scientific journals, and within fourteen (14) days of its receipt of a request in connection with article abstracts. The Company may only decline such a request upon reasonable grounds, which shall be fully detailed in writing, requiring the postponement of such publication because it contains patentable subject matter for which patent protection should be sought, or the removal of any Company Confidential Information. The Company’s failure to respond within the specified periods set forth above shall permit the submission of the proposed publication without any further delays. Should the Company decide to object to publication as provided above, the publication shall be postponed for a period of not more than ninety (90) days from the date the publication was sent to the Company, to enable the filing of an appropriate patent application, or until the removal of the Company Confidential Information. Thereafter, the publication will automatically be permitted.

7.	Liability and Indemnity

7.1. EXCEPT AS HEREIN PROVIDED, YISSUM MAKES NO WARRANTIES OF ANY KIND WITH RESPECT TO THE RESEARCH. IN PARTICULAR, YISSUM MAKES NO WARRANTIES THAT ANY RESULTS OR INVENTIONS WILL BE ACHIEVED BY THE RESEARCH, OR THAT THE RESEARCH RESULTS, IF ANY, ARE OR WILL BE COMMERCIALLY EXPLOITABLE. YISSUM SHALL HAVE NO LIABILITY WHATSOEVER TO THE COMPANY OR TO ANY THIRD PARTY FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND OR NATURE, SUSTAINED BY THE COMPANY OR BY ANY THIRD PARTY, FOR ANY DAMAGE ASSESSED OR ASSERTED AGAINST THE COMPANY, OR FOR ANY OTHER LIABILITY INCURRED BY OR IMPOSED UPON THE COMPANY OR ANY OTHER PERSON OR ENTITY, ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM THE USE OF THE RESEARCH RESULTS.

7.2. The Company shall be liable for any loss, injury or damage whatsoever caused to its employees or to acting on its behalf or to the employees of Yissum, HUJ, or to any person acting on their behalf, or to any third party by reason of the Company’s acts or omissions pursuant to this Agreement or by reason of any use made of the Research Results except for losses, injuries or damages arising from the willful misconduct or gross negligence of Yissum or persons acting on their behalf.

7.3. The Company undertakes to compensate, indemnify, defend and hold harmless Yissum and HUJ, or any person acting on their behalf, including, without limitation, any of their employees or other Representatives (the “Indemnitees”) against any liability including, without limitation, product liability, damage, loss or expenses, including reasonable legal fees and litigation expenses, incurred by or imposed upon the Indemnitees by reason of its acts or omissions or which derive from the Company’s use of the Research Results except in case such claim, investigation or liability is a result of a gross negligence or deliberate action or omission done by an Indemnitee.

8.	Termination of the Agreement

8.1. Without prejudice to the Parties’ rights pursuant to this Agreement or at law, each Party may terminate this Agreement by written notice to the other Party in any of the following cases:

8.1.1 Immediately upon such written notice, if: (i) a Party passes a resolution for voluntary winding up or a winding up application is made against it and not set aside within 60 days; or (ii) a receiver or liquidator is appointed for a Party; or (iii) a Party enters into winding up or insolvency or bankruptcy proceedings. Each Party undertakes to notify the other Party within seven (7) days if any of the abovementioned events occur.

8.1.2 Upon breach of this Agreement, where such breach has not been remedied within thirty (30) days from the breaching Party’s receipt of written notice of such breach.

8.2 The Company shall be entitled to terminate this Agreement or any part of the Research Program without cause by giving forty five (45) days written notice to Yissum, provided that no monies paid to Yissum shall be refundable and the Company shall pay for (a) any work done prior to giving notice to Yissum and (b) any irrevocable commitments entered into by Yissum or the Researcher prior to Yissum’s receipt of such notice that were part of the approved Research Budget.

8.3. In addition to the above, and without prejudice to Yissum’s rights pursuant to this Agreement or at law, Yissum shall be entitled to terminate this Agreement upon fourteen (14) days prior written notice to the Company in the following circumstances:

8.3.1. failure to pay the Research Fee as set forth in Section 2.1 above;

8.3.2. If an attachment is made over the Company’s assets or if execution proceedings are taken against the Company and the same are not set aside within ninety (90) days of the date the attachment is made or the execution proceedings are taken.

8.4. Notwithstanding the foregoing, in the event that any notice period set forth in this Section 8 encompasses the Jewish holidays occurring during the Jewish month of Tishrei, the Party receiving the notice will have an additional twenty (20) days in which to cure any breach alleged to have occurred.

8.5 The termination of this Agreement for any reason shall not release the Company from its obligation to carry out any financial or other obligation which it was liable to perform prior to the Agreement’s termination.

In addition, Sections 5, 6, 8.3, 9 and 10 shall survive the termination of this Agreement to the extent required to effectuate the intent of the parties as reflected in this Agreement.

9.	Miscellaneous

9.1 Governing Law and Jurisdiction. The provisions and interpretation of this Agreement, all matters related to this Agreement and everything concerning the relationship between the Parties in accordance with this Agreement shall be governed by Israeli law without application of any conflict of law rules. Any dispute arising from this Agreement shall be submitted to the exclusive jurisdiction of the competent courts in Jerusalem.

9.2 Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party and without fault of such Party, including, without limitation, fires, earthquakes, floods, embargoes, pandemics, epidemics, wars, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances (except of such Party’s personnel), acts of God, or acts, omissions or delays in acting by any governmental authority, provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed. The Party affected by such circumstances shall promptly notify the other Party in writing when such circumstances cause a delay or failure in performance and when they cease to do so.

9.3 Agreements with the Researcher. The Company shall not enter into any new agreement or arrangement of any kind with the Researcher without Yissum’s prior written consent.

9.4 Assignment. No Party may transfer or assign or endorse its rights, duties or obligations pursuant to this Agreement to another, without the prior written consent of the other Parties, which consent shall not be unreasonably denied, conditioned or delayed. Notwithstanding anything contained herein to the contrary, the Company may assign the Agreement, in whole or in part, without the prior consent of Yissum in connection with a sale of all or substantially all of the assets or the business of the Company and its Affiliates, provided that the assignee executes a document in which it commits to comply with all of the Company’s obligations set forth in this Agreement.

9.5 Counterparts. This Agreement may be executed in any number of counterparts (including counterparts transmitted by facsimile and by electronic mail), each of which shall be deemed an original, but all of which taken together shall be deemed to constitute one and the same instrument.

9.6 Binding Effect. This Agreement shall be binding upon the Parties once executed by both Parties and shall enter into force and become effective as of the Effective Date.

9.7 Entire Agreement. This Agreement constitutes the full and complete agreement between the Parties and supersedes any and all agreements or understandings, whether written or oral, concerning the subject matter of this Agreement, and may only be amended by a document signed by both Parties.

10.	Notices

All notices and communications pursuant to this Agreement shall be made in writing and sent by facsimile or by registered mail or electronic mail or served personally at the following addresses:

Yissum

Yissum Research Development Company of the Hebrew University of Jerusalem, Hi-Tech Park,

Edmond J. Safra Campus Givat Ram, P.O. Box 39135

Jerusalem 91390 Israel

Attention: General Counsel

Email: generalcounsel@yissum.co.il

The Company

Lipovac Ltd.

10 Dover Shalom,

Beit Shemesh

Attention: Yoram Drucker

Email: ydym@bezeqint.net

or such other address furnished in writing by one Party to the other. Any notice served personally or by electronic mail shall be deemed to have been received on the day of service. Any notice sent by registered mail shall be deemed to have been received seven days after being posted by prepaid registered mail.

[signatures on next page]

IN WITNESS THE HANDS OF THE PARTIES

YISSUM		THE COMPANY

By:	________________________	Name:	/s/ Yoram Drucker
Name:		Yoram Drucker

Title:	___________________	Title:	CEO

By:		By:	_________________

Name:	_______________	Name:	_________________

Title:	________________	Title:	_________________

I the undersigned, Prof. Yechezkel Barenholz, have reviewed, am familiar with and agree to all of the above terms and conditions. I hereby undertake to cooperate fully with Yissum in order to ensure its ability to fulfill its obligations hereunder, as set forth herein.

/s/ Yechezkel Barenholz	October 29, 2023
Prof. Yechezkel Barenholz	Date signed

Appendix A

Description of Technology & Existing Know-How

LICENSED PATENTS

ARBs- NANO-LIPOSOMAL AT1 RECEPTOR BLOCKERS (ARB’S)

Title: Liposomal formulations comprising at1 receptor blockers and uses thereof

Researchers: Barenholz Yechezkel (Main), CERN Ahuva, Goldblum Amiram

Patent ID	Continuity	Status	Country	Date of Application	Application Number
6720-00	Priority	Expired	US	25/03/2020	62/994,688
6720-01	PCT	Published	PCT	25/03/2021	PCT/IL2021/050336

Know-How:

1.	Characterization of raw materials.
2.	Methods for the preparation of the liposomal formulations
3.	Characterization of the liposomal formulations.
4.	Stability testing
5.	Sterility and pyrogenicity testing.

YISSUM	THE COMPANY

By:	By:	/s/ Yoram Drucker
Name:	Name:	Yoram Drucker

Title:	Title:	CEO